EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

AMERICAN BIO MEDICA APPOINTS COMPANY FOUNDER AS CEO
-- Names President and Director as Board Chairman --

KINDERHOOK, NY, September 27, 2004 -- American Bio Medica Corporation (NASDAQ:ABMC) announced today that its Board of Directors has appointed founder and Director Stan Cipkowski as Chief Executive Officer of the Company. Mr. Cipkowski previously served as CEO from the Company’s inception in 1992 until 2001. The Executive Committee of the Board of Directors had been overseeing management of the Company since the departure of Donal V. Carroll in January 2004. The Company also announced today that its Board has appointed Edmund Jaskiewicz, President and Director, as Chairman of the Board. Mr. Jaskiewicz, 81, had served as Chairman from 1992 until 1999. The six-member Board currently has four independent directors.

Mr. Cipkowski, 56, founded the Company in 1992 and is the inventor of the Company’s primary product line, the Rapid Drug Screen® that was released in 1996. From 1996 until 2001, he grew the organization to sales of $7.5 million with approximately 75 employees offering 20 configurations of its Rapid Drug Screen product and was instrumental in creating the required infrastructure to support the Company’s future growth. Since his resignation from the CEO position in 2001, he has remained actively involved with the Company as an employee, Board member and as one of the Company’s largest individual shareholders.

Daniel W. Kollin, an independent Board Director and a member of the Board’s CEO Search Committee, commented, “We conducted an extensive search of potential candidates for the CEO position, but ultimately, the Board determined that appointing Stan to his former role was in the best interests of the Company and its shareholders. Stan was already involved in the day-to-day running of the Company as a member of the Executive Committee and will provide continuity and a stable source of leadership. His effective management and vision, combined with his unmatched understanding of the Company as its founder, make him the logical choice to lead the Company.”

Mr. Cipkowski said, “I welcome the opportunity to work with the Board and management team as CEO to realize the Company’s full potential as a leading, growing, and profitable provider of drug testing kits. There is a tremendous opportunity to leverage our research and development expertise and existing base of business into exciting new directions as we are currently demonstrating with our recent product releases and our contract manufacturing operations. We are also exploring opportunities to penetrate the clinical market through the establishment of the right strategic alliance. As CEO, I look forward to leading the effort to develop these and other promising opportunities.”

Commenting on Mr. Jaskiewicz’s appointment, Cipkowski added, “We are fortunate to have Ed serve as Chairman once again. Together, Ed and I have worked diligently over the past few years to assemble an independent Board and a top management team with new hires in the areas of finance, sales, and R&D. With the Board and management team transition complete, we look forward to focusing on driving increased value for our customers and shareholders.”

6

For more information on ABMC or its drug testing products, please visit www.abmc.com

About American Bio Medica Corporation

American Bio Medica Corporation is a biotechnology company that develops manufactures and markets accurate, cost-effective immunoassay diagnostic test kits, including some of the world’s most effective point of collection tests for drugs of abuse. The Company and its worldwide distribution network target the workplace, government, corrections, clinical and educational markets. ABMC’s Rapid Drug Screen, Rapid OneÒ, Rapid TEC® and RDS® InCupÔ products test for the presence or absence of drugs of abuse in urine, while OralStat® tests for the presence or absence of drugs of abuse in oral fluids. ABMC has been named among the 2002 Deloitte & Touche Technology Fast 500, a listing of the fastest-growing technology companies in North America.

This release may contain forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results to differ, and such differences could be material. Such risks and uncertainties include, but are not limited to, the following: continued acceptance of the Company's products, increased levels of competition in our industry, the acceptance of new products, inherent risks associated with product development and intellectual property rights, the Company’s dependence on key personnel, third party sales and suppliers. There can be no assurance that the Company will be successful in addressing such risks and uncertainties and the Company assumes no duty to update any forward-looking statements based upon actual results. Investors are strongly encouraged to review the section entitled "Risk Factors" in the Company's annual report on Form 10-KSB for the fiscal year ended December 31, 2003, and quarterly reports on Form 10-QSB on file with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of the Company's common shares.
# # #

7